Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment Nos. 72 & 74 to the Registration Statement No. 811-04707 on Form N-1A of Fidelity Advisor Series II, of our report dated December 10, 2004, appearing in the Annual Reports to Shareholders of Fidelity Advisor Value Fund, our report dated December 17, 2004, appearing in the Annual Reports to Shareholders of Fidelity Advisor Government Investment Fund, our report dated December 20, 2004, appearing in the Annual Reports to Shareholders of Fidelity Advisor Short Fixed-Income Fund, our reports each dated December 21, 2004, appearing in the Annual Reports to Shareholders of Fidelity Advisor High Income Fund and Fidelity Advisor High Income Advantage Fund, and our report dated December 23, 2004, appearing in the Annual Reports to Shareholders of Fidelity Advisor Floating Rate High Income Fund for the year ended October 31, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
December 29, 2004